Press Release

                                                                                                                                              Contact: Debra Cope

(202) 468-3814

For Immediate Release

MainStreet Bancshares, Inc. Appoints Rafael E. DeLeon to Board of Directors

Veteran Banking Supervisor Brings Three Decades of Community Banking Focus

Fairfax, Virginia – July 22, 2021 – MainStreet Bancshares, Inc. (Nasdaq: MNSB), parent company of MainStreet Bank, announces the appointment of a veteran banking supervisor, Rafael E. DeLeon, as a director of the company and the bank.

Rafael E. DeLeon is currently a senior vice president of industry engagement for Ncontracts.  Mr. DeLeon is a vibrant spokesperson with a wealth of knowledge on regulatory compliance and risk management for financial institutions. He joined Ncontracts in June 2021.

Mr. DeLeon recently retired from a successful three-decade career with the Office of the Comptroller of the Currency (OCC), having most recently served as the director for banking relations.  Mr. DeLeon directed the agency’s outreach to commercial banks and was its representative to industry trade associations. Serving in this role since April 2018, Mr. DeLeon led and instructed the OCC’s workshops for community bank directors and represented the agency to the financial services industry at events around the country.

Mr. DeLeon joined the OCC in 1989 as an assistant national bank examiner in the Austin, Texas, office and was commissioned as a national bank examiner in January 1995. In addition, he has served as a consumer compliance specialist, a field office analyst, and a safety and soundness field examiner. Mr. DeLeon has worked as the examiner-in-charge for community bank examinations and regularly assisted in midsize and large bank examinations. He also served as the executive assistant to the OCC’s executive officer for leadership, learning, and workplace fairness.

Mr. DeLeon earned a Bachelor of Arts degree in business education from St. Mary’s University in San Antonio, Texas.  He resides in Washington, D.C.

“We are thrilled that Mr. DeLeon is joining the board,” said Jeff W. Dick, Chairman & CEO of MainStreet Bancshares, Inc. and MainStreet Bank.  “I’ve known Rafael for many years, and he brings a wealth of industry knowledge, strategic vision, and strong ethics and corporate governance to complement our already strong board as we strive to meet our community’s banking needs.”

“I’m happy to be joining MainStreet Bank and see it as a capstone in my career,” said Mr. DeLeon. “Throughout my career, community banking has been my focus. I believe that community banks are the bedrock of local and regional economies. I started my career in high school, working in a small community bank where my father worked, and I continued working with community banks in a number of cities across the country during my years of public service with the OCC.  I look forward to joining with this incredible team as we work to transform the traditional community banking model to support the needs of MainStreet’s existing and prospective customers.”

About MainStreet Bank: MainStreet Bank operates seven branches in Herndon, Fairfax, Fairfax City, McLean, Leesburg, Clarendon and Washington, D.C. In addition, MainStreet Bank has 55,000 free ATMs and a fully integrated online and mobile banking solution.

The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet has “put our bank” in over 1,000 businesses in the metropolitan area.

MainStreet Bank has a full complement of payment system services for third-party payment providers with nationally known market leaders on staff and ready to help payment providers create a solution perfect for their needs.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate.  MainStreet also works with the SBA to offer 7A and 504 lending solutions.  From sophisticated cash management to enhanced mobile banking and instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve its customer experience.

MainStreet Bank was the first community bank in the Washington, D.C. metropolitan area to offer a full online business banking solution.  MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance.  Further information on the Bank can be obtained by visiting its website at mstreetbank.com.

This release contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties.  The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel.